Exhibit 10.34

CONFIDENTIAL

INDEX DEVELOPMENT PARTNERS, INC.

Proprietary Rights and Confidentiality Agreement

I, the undersigned, recognize that Index Development Partners, Inc., a Delaware corporation, together with its subsidiaries and parent(s) (hereinafter collectively referred to as “IDPI”), is engaged in a continuous program of research, development, production and marketing respecting its business, present and future. I also understand that:

A. IDPI possesses and will continue to possess certain valuable information constituting IDPI’s trade secrets, as that term is defined in the Uniform Trade Secrets Act or that otherwise constitutes information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. By way of illustration, but not limitation, trade secrets include not only technical information, such as designs, software and parts lists, but also business information, such as plans, forecasts, strategies, lists of personnel, customers and suppliers, unpublished financial data and statements, budgets and terms of contracts and the methodology of constructing stock indexes.

B. My employment by IDPI creates a relationship of trust and confidence with respect to the trade secrets of IDPI, and of every client, customer, supplier or other third party which are to be held in confidence by IDPI and its personnel, which may be made known to me by IDPI or by such a third party, or learned or developed by me, during the period of my employment (“Confidential Information”).

C. As part of my employment by IDPI I may be expected to make new contributions and inventions of value to IDPI.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from IDPI from time to time, I hereby agree as follows:

1. All trade secrets of IDPI shall be the sole property of IDPI and its assigns, and, as provided in Paragraphs 6 and 7 below, IDPI and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith and I hereby assign to IDPI any right, title or interest I may have or acquire therein.

2. At all times, both during my employment by IDPI and after its termination, I will keep in strictest confidence and trust and maintain the secrecy of all Confidential Information, and I will not use or disclose any Confidential Information without the written consent of IDPI, except as may be necessary in the ordinary course of performing my duties as a employee to IDPI.

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3. In the event of the termination of my employment by me or by IDPI for any reason, I will deliver to IDPI all documents, notes, drawings, specifications, programs, data and other materials of any nature pertaining to my work with IDPI and I will not take with me any of the foregoing or any Confidential Information that is embodied in a tangible medium of expression.

4. I will promptly disclose to IDPI (or any persons designated by it) all discoveries, developments, designs, improvements, concepts, ideas, inventions, formulas, algorithms, processes, techniques, software, programs, know-how and data whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others that (a) was developed using any trade secret or Confidential Information of IDPI, (b) results from any work performed by me for IDPI or (c) was developed during my employment with IDPI and/or for six (6) months after termination of my employment with IDPI and is useful to IDPI or relates at the time of conception or reduction to practice to IDPI’s business or its actual or demonstrably anticipated research or development. All such information or materials are collectively referred to in this Proprietary Rights and Confidentiality Agreement as “Inventions”. In the event any Invention relating in any manner to the actual business of IDPI or its subsidiaries is disclosed by me within six (6) months after the termination of my employment with IDPI, it is to be presumed that such Invention was conceived or resulted from developments made during the period of my employment by IDPI, and I agree that any such Invention will belong to IDPI. I will also promptly disclose to IDPI, and IDPI hereby agrees to receive all such disclosures in confidence, all other discoveries, developments, designs, improvements, concepts, ideas, inventions, formulas, processes, techniques, software, programs, strategies, know-how and data, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with IDPI for the purpose of determining whether they constitute “Inventions,” as defined above.

5. I agree to keep and maintain adequate and current written records of all such Inventions made by me (in the form of notes, sketches, drawings and as may be specified by IDPI), which records shall be available to and remain the property of IDPI at all times.

6. I agree that all Inventions shall be the sole property of IDPI and its assigns, and IDPI and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to IDPI and its assigns any right, title and interest I may have or acquire in such Inventions. I agree that all copyrightable works made by me or under the direction of IDPI in connection with IDPI’s business shall be works made for hire. To the extent any such work is not a work made for hire, I hereby assign all copyrights to IDPI without any further compensation. I further agree as to all such Inventions to assist IDPI and its assigns in every proper way (but at the expense of IDPI or its assigns) to obtain and from time to time enforce patents, copyrights and other rights and protections relating to said Inventions in any and all countries, and to that end, I will execute all documents requested by IDPI and its assigns for use in applying for, obtaining and enforcing such patents, copyrights and other rights and protections, together with any assignments thereof to IDPI or its assigns. My obligation to assist IDPI and its assigns in obtaining and enforcing patents, copyrights and other rights and

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protections relating to such Inventions in any and all countries shall continue beyond the termination of my employment, but IDPI or its assigns shall compensate me at a reasonable rate after my termination for time actually spent by me on such assistance at the request of IDPI or its assigns.

7. In the event IDPI or its assigns is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint IDPI and its assigns, and their duly authorized officers and agents, and each of them, as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights or protections thereon with the same legal force and effect as if executed by me. I acknowledge that the foregoing special power of attorney is coupled with an interest of IDPI and its assigns in the subject thereof.

8. As a matter of record, I have identified on Item 1 of Exhibit B.l attached hereto all inventions or improvements relevant to the subject matter of my employment by IDPI that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by IDPI and that I desire to remove from the operation of this Proprietary Rights and Confidentiality Agreement. I represent and warrant that such list is complete. If there is no such list on Exhibit B.l, I represent and warrant that I have made no such inventions and improvements at the time of signing this Proprietary Rights and Confidentiality Agreement.

9. I represent that my performance of all the terms of this Proprietary Rights and Confidentiality Agreement and as an employee of IDPI does not and will not breach any agreement or obligation to keep in confidence trade secrets or other proprietary information acquired by me in confidence or in trust prior to my employment by IDPI. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict herewith.

10. (a) I represent, as part of the consideration to induce IDPI to offer to engage my services, and for IDPI continuing to so engage my services, that I have not brought and will not bring with me to IDPI or use in the performance of my responsibilities at IDPI, any materials or documents of a former employer that are not generally available to the public, unless I have obtained express written authorization from the former employer for their possession and use.

(b) Accordingly, this is to advise IDPI that the only materials or documents of a former employer that are not generally available to the public that I will bring to IDPI or use in my employment are identified on Item 2 of Exhibit B.l attached hereto, and as to each such item, I represent that I have obtained express written authorization for their possession and use in my employment with IDPI.

(c) I also understand that, in my employment with IDPI, I may not breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with IDPI.

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11. I acknowledge that IDPI, from time to time, may have agreements with other persons or governmental agencies which impose obligations or restrictions on IDPI regarding inventions made during the course of work there under or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary by me to discharge the obligations of IDPI thereunder.

12. I agree that it would be difficult to measure the damage to IDPI from any breach by me of the covenants set forth herein, that injury to IDPI from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, I agree that if I breach this agreement, or threaten to do so, in addition to all other remedies IDPI may have under the Uniform Trade Secrets Act or otherwise (including without limitation any right to damages, including exemplary damages, or recovery of unjust enrichment or attorneys’ fees), IDPI shall be entitled to injunctions (or extensions of injunctions) or other appropriate orders to restrain any such breach without showing or proving any actual damage to IDPI, and without the necessity of posting bond. Without limiting the generality of the foregoing, I agree that any misappropriation of a trade secret by me shall be actionable under the Uniform Trade Secrets Act.

13. In the event that I become legally compelled to disclose any of the Confidential Information of IDPI, I will provide IDPI with prompt and timely notice thereof so that IDPI may contest such compulsion or seek a protective order or other appropriate remedy. I shall use my reasonable best efforts to assist IDPI in its efforts. In the event that disclosure is required, I shall furnish only that portion of the Confidential Information which is legally required, and redact or otherwise withhold from disclosure any portion of the Confidential Information the disclosure of which is not legally required.

14. This Agreement may not be assigned by me without the written prior consent of IDPI, and any attempt to do so shall be null and void. IDPI may assign some or all of its rights and obligations hereunder to any company it controls, is controlled by or is under common control with, or in connection with a merger or sale of all or substantially all of IDPI’s assets. Subject to the preceding sentences of this Section, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

15. This Agreement is made under, and shall be governed by and construed under the laws of the State of New York, without giving effect to its laws, rules and principles concerning choice of law or conflicts of law, and excluding the United Nations Convention on Contracts for the International Sale of Goods. With respect to any dispute, difference, question arising from the terms of this Agreement, cause of action or legal action of any kind that any party, or any officer, director, employee or agent of any party to and/or any third party beneficiary of this Agreement may bring against any other party, or any officer, director, employee or agent of any party to and/or any third party beneficiary of this Agreement, either during the term of this Agreement or thereafter (a “Proceeding”), where only the federal courts have jurisdiction over the subject matter of such Proceeding, it is agreed and understood that such Proceeding shall only be and must be brought in the United States District Court for the Southern District of New York

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and that such court shall be deemed to be the court of sole and exclusive venue and jurisdiction for the bringing of any such Proceeding (a “Federal Proceeding”). As to any other Proceeding (a “State Proceeding”), it is understood and agreed that such proceeding shall only be and must be brought in the Supreme Court of the State of New York in the County of New York and that such court shall be deemed to be the court of sole and exclusive venue and jurisdiction for the bringing of any such Proceeding. Notwithstanding the foregoing, nothing in this paragraph alters the parties’ agreement to arbitrate disputes as set forth in Paragraph 24 herein. Each of the parties hereby expressly (i) consents to the personal jurisdiction of (A) the United States District Court for the Southern District of New York, in the case of a Federal Proceeding and (B) the Supreme Court of the State of New York in the County of New York, in the case of a State Proceeding; (ii) agrees that service of process in any Federal Proceeding or State Proceeding may be effected upon such party in the manner set forth in Paragraph 16 below (as well as in any manner prescribed by law); and (iii) waives any objection, whether on the grounds of venue, residence or domicile or on the ground that the Proceeding has been brought in an inconvenient forum, to (A) any Federal Proceeding brought in the United States District Court for the Southern District of New York and (B) any State Proceeding brought in the Supreme Court of the State of New York in the County of New York.

16. Any notice or communication required or permitted to be given under this Agreement shall be given in writing in the English language, and deemed delivered if sent by: (i) personal delivery, with proof of delivery; (ii) expedited delivery service (e.g.; Federal Express, DHL), with proof of delivery; (iii) registered or certified U.S. mail, return receipt requested; or (iv) facsimile or telex transmission, provided each transmission is confirmed. Each such notice shall be deemed delivered if addressed as provided below (or to such different addresses or to the attention of such other persons as may be designated from time to time by such party by written notice to the other parties in accordance with this Section). Any such notice or communication shall be deemed to have been delivered: (a) immediately if personally served; (b) three (3) days after deposit, delivery charge pre-paid, with an expedited delivery service; (c) upon receipt of a transmission confirmation if sent by facsimile or telex; or (d) in the case of US. mail, five (5) days after deposit, postage pre-paid, in the mails of the US.

If to IDPI:	If to the Undersigned
Index Development Partners, Inc.	_________________________
125 Broad Street, 14th Floor	_________________________
New York, New York 10004	_________________________
Attn: President	Tel: _____________________
Tel: (212) 742-2200	Fax: _____________________
Fax: (212) 742-0742

17. This Agreement, together with any exhibits hereto (which exhibits are an integral part hereof), constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and proposals, written or oral, with respect to such subject matter. Each party represents that it is not

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relying on any representations, whether written or oral, not set forth in this Agreement, in determining to execute this Agreement.

18. No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing executed by the parties hereto.

19. The failure of any party hereto to enforce, or the delay by any party in enforcing, any of its rights under this Agreement shall not be deemed a waiver or a continuing waiver of such rights or a modification of this Agreement, and such party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any or all such rights. No waiver of a particular breach or default of this Agreement shall be deemed a waiver of any other breach or default of this Agreement. All rights and remedies, whether conferred by this Agreement, by any other instrument or by law, shall be cumulative, and may be exercised singularly or concurrently.

20. If any provision of this Agreement is held invalid, illegal or unenforceable in any respect (an “Impaired Provision”), (a) such Impaired Provision shall be interpreted in such a manner as to preserve, to the maximum extent possible, the intent of the parties, (b) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and (c) such decision shall not affect the validity, legality or enforceability of such Impaired Provision under other circumstances. The parties agree to negotiate in good faith and agree upon a provision to substitute for the Impaired Provision in the circumstances in which the Impaired Provision is invalid, illegal or unenforceable.

21. In the event of any arbitration or litigation between the parties arising under this Agreement, the substantially prevailing party (the “Prevailing Party”) will be entitled to receive from the other party the Prevailing Party’s reasonable attorneys’ fees and costs, including, without limitation, the cost at the hourly charges routinely charged there for by the persons providing the services, reasonable fees and/or allocated costs of staff counsel, and fees and expenses of experts retained by counsel in connection with such arbitration or litigation and with any and all appeals or petitions there from, in addition to any other relief to which the Prevailing Party may be entitled.

22. Each party hereby expressly represents and warrants that it is free to enter into this Agreement and that such party has not made and will not hereafter make any agreement or commitment in conflict with the provisions hereof, or which interferes or might interfere with the full and complete performance of such party’s obligations hereunder. Each party further represents and warrants that this Agreement, the instruments and documents contemplated hereby, the performance of the respective obligations of the parties hereto, and the consummation of the transactions provided herein have been duly authorized and approved by all necessary action, and all necessary consents or permits have been obtained, and neither the execution of this Agreement nor the performance of the parties’ respective obligations hereunder will violate any term or provision of any valid contract or agreement to which such party is subject or by which such party is bound. No further actions or consents are necessary to make this Agreement

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a valid binding contract, enforceable against the respective parties in accordance with the terms hereof.

23. The parties acknowledge that they are entering into this Agreement after consulting with counsel and based upon equal bargaining power, with all parties participating in its preparation. The parties acknowledge and agree that the attorneys for each party have had an equal opportunity to participate in the negotiation and preparation of this Agreement. The terms of this Agreement shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of fairly effectuating the intent of the parties hereto.

24. Any dispute arising out of or relating to this Agreement or to the breach, termination or validity thereof (“Arbitrable Claims”), shall be finally settled by binding arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Notwithstanding the foregoing, IDPI may enforce in court, without prior resort to arbitration, any claim concerning unfair competition and/or the actual or threatened use and/or unauthorized disclosure of confidential or proprietary information of IDPI. Except as provided in the preceding sentence, each of the parties hereby waive any rights that such party may have to trial by jury in regard to Arbitrable Claims.

a. Arbitration Procedure.

1. American Arbitration Association Rules; Initiation of Arbitration; Location of Arbitration. Arbitration of Arbitrable Claims shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”), except as provided otherwise in this Agreement. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. The arbitration shall take place in New York, New York.

2. Selection of Arbitrator. All disputes involving Arbitrable Claims shall be decided by a panel of three arbitrators (the “Arbitrators”), who shall be selected as follows. The American Arbitration Association (“AAA”) shall give each party a list of eleven (11) arbitrators drawn from its panel of commercial arbitrators; each proposed arbitrator shall have technical and legal expertise pertinent to the issues in dispute. Each party shall choose one such arbitrator, and the two arbitrators chosen by the parties shall choose the third.

b. Conduct of the Arbitration.

1. Discovery. To help prepare for the arbitration, each party shall be entitled, at such party’s own expense, to learn about the facts of a claim before the arbitration

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begins. Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. Additional discovery may be had only where the Arbitrators so order, upon a showing of substantial need. At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the arbitration.

2. Authority. The Arbitrators shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrators deem necessary. The Arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Arbitrators shall apply the substantive law (and the law of remedies, if applicable) of New York, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrators shall have the authority to award equitable relief, damages, costs and fees as provided by the law for the particular claim(s) asserted. Notwithstanding anything to the contrary in this Agreement, the Arbitrators shall not have the authority to award punitive damages. The Federal Rules of Evidence shall apply. The burden of proof shall be allocated as provided by applicable law. The Arbitrators, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

3. Time to Render an Award. The final arbitration award must be rendered not later than fourteen (14) calendar days following the completion of the arbitration proceeding.

4. Costs. Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings. If the Arbitrators order a stenographic record, the parties shall split the cost. Except as otherwise provided in this Agreement, IDPI and I shall equally share the fees and costs of the arbitration and the Arbitrators. No arbitrator shall be paid for more than ten days of service on this matter. The Arbitrators shall be paid at the agreed-upon daily rate.

c. Confidentiality. All proceedings and documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceeding, their counsel, witnesses and experts, the Arbitrators, and, if involved, the court and court staff. All documents filed with the Arbitrators or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subparagraph concerning confidentiality.

d. Enforceability. Any resulting arbitration award shall be final, binding and non-appealable, and may be entered in any court of competent jurisdiction to enforce it. The

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arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16. Except as provided above, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.

25. [intentionally omitted]

26. The parties shall comply with all applicable governmental laws, ordinances and regulations. Each party will be solely responsible for its own individual violations of any such laws, ordinances, and regulations.

27. The paragraph headings in this Agreement are for convenience only and do not define, limit or construe the contents of such paragraphs.

28. The terms, rights and obligations set forth in Paragraphs 1-7 and 11-27 shall survive the expiration or termination of this Agreement.

29. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.

Dated: 7/26/02	By:	/s/ Jonathan Steinberg
(signature)

Printed Name Jonathan Steinberg

ACCEPTED AND AGREED TO: INDEX DEVELOPMENT PARTNERS, INC.

By:	/s/ Gregory Barton
(signature)

Gregory Barton
(name-printed or typed)

President
(title)

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EXHIBITB.1

1. List of Prior Inventions/Improvements and Original Works of Authorship (Paragraph 8 of the Proprietary Rights and Confidentiality Agreement).

2. List of Materials and Documents of Former Employers (Paragraph 10.1 of the Proprietary Rights and Confidentiality Agreement).

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